EXHIBIT 10.31

2020 ANNUAL CASH INCENTIVE PLAN
Performance Unit Agreement
This Award Agreement between Qualcomm Incorporated (the “Company”) and <<Insert Executive’s Name>> (the “Executive”) evidences the grant of a Performance Unit (this “Award”) under the Qualcomm Incorporated 2016 Long-Term Incentive Plan (the “Plan”), representing a right to receive a cash payment equal to the amount determined by the Compensation Committee (the “Committee”) based on performance as set forth herein.

Definitions	Capitalized terms used in this Award Agreement have the meaning specified under the Plan, except as otherwise specified herein.
Grant Date	December 20, 2019
Performance Period	The Performance Period is the Company’s 2020 fiscal year.
Amount Payable Under this Award
The amount payable under this Award, if any, will be determined by the Committee based on the Performance Award Formula set out in Attachment A, which is attached to this Award Agreement and incorporated herein by reference.
To be eligible to receive payment with respect to this Award, your Service must be continuous from the Grant Date through the Payment Date specified below.

Payment Date
This Award shall be paid in cash no later than 30 calendar days after the Committee’s written certification of whether and the extent to which the Performance Goals set out in the Performance Award Formula have been achieved and its determination of the amount, if any, to be paid.

Repayment Policy
By executing this Award Agreement, you acknowledge that any payment made with respect to this Award is subject to (a) the Qualcomm Incorporated Cash Incentive Compensation Repayment Policy as in effect from time to time, a copy of the current policy is attached to this Award Agreement as Attachment B and incorporated herein by reference; (b) any applicable listing standards of a national securities exchange adopted in accordance with Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (regarding recovery of erroneously awarded compensation) and any implementing rules and regulations of the U.S. Securities and Exchange Commission adopted thereunder; (c) similar rules under the laws of any other jurisdiction; and (d) any policies hereinafter adopted by the Company, all to the extent determined by the Company in its discretion to be applicable to you (collectively, the “Repayment Policy”). You hereby agree to be bound by the Repayment Policy.

Terms of the Plan
This Award is subject to the terms and conditions of the Plan, which are incorporated herein by reference. In the event of any conflict between this Award Agreement and the terms of the Plan, then the terms of the Plan control.

QUALCOMM INCORPORATED
Name: ______________________________________________
Title: _______________________________________________
Date: _______________________________________________
I hereby acknowledge that I have read, understand, and accept the terms of this Award Agreement, the Plan, and the Repayment Policy.
EXECUTIVE
Name: ______________________________________________
Date: _______________________________________________

Attachments:	Attachment A – Performance Award Formula
Attachment B – Cash Incentive Compensation Repayment Policy

ATTACHMENT A
FISCAL 2020 ACIP PERFORMANCE TARGETS AND PAYMENT FORMULA
<<Executive’s Name>>

Base Salary	Target Award Amount as a Percent of Base Salary	Target Award Amount	Maximum Award Amount (200% of Target Award Amount)
$	%	$	$

PERFORMANCE AWARD FORMULA
The Company fiscal 2020 Performance Measures and Performance Targets for purposes of determining the amount payable under this Formula are as follows:
No amount will be payable under this Formula unless the Company’s 2020 Adjusted GAAP EPS is at least $<<Number>> (<<Percent>>% of the Performance Target for 2020 Adjusted GAAP EPS Performance Measure set out below).
Performance Measures                            Performance Targets

•	2020 Adjusted GAAP Revenues: $<<Number>>

•	2020 Adjusted GAAP EPS: $<<Number>>

For purposes of the Performance Award Formula,
“2020 Adjusted GAAP Revenues” is determined in accordance with generally accepted accounting principles in the United States (“GAAP”), and shall be adjusted to exclude the impact of the following items:
(1)QSI segment as defined in the Company’s fiscal 2019 Form 10-K.
(2)The following item for which each event individually equals or exceeds $25 million on a pre-tax basis:
a.    Impact of litigation settlement, arbitration and/or judgment to the extent the amount is recorded to revenues.
(3) The impact of unresolved contract disputes on revenues recorded during the Performance Period (including but not limited to disputes resulting in litigation or arbitration) to the extent a licensee withholds or fails to make royalty payments or disputes the royalty payment paid, provided that, to the extent that the licensee fails to report information sufficient to determine the actual impact on revenues of the withholding or failure to make royalty payments or dispute of paid amounts, such adjustment shall be the specific amounts for each licensee that was used in determination of the Performance Target for 2020 Adjusted GAAP Revenues.
“2020 Adjusted GAAP EPS” is determined in accordance with GAAP, and shall be adjusted to exclude the after-tax impact of the following items:
(1) The Qualcomm Strategic Initiative (“QSI”) segment as defined in the Company’s fiscal 2019 Form 10-K.

(2) Acquisition-related items, which consist of: (a) acquired in-process research and development, (b) recognition of the step-up of inventories to fair value, (c) purchase accounting effects on property, plant and equipment for acquisitions completed in or after the second quarter of fiscal 2017, (d) amortization of intangible assets for acquisitions completed in or after the third quarter of fiscal 2011, (e) purchase accounting effects on acquired or assumed debt, (f) expenses related to the termination of contracts that limit the use of acquired intellectual property, (g) third-party acquisition and integration services costs, (h) break-up fees, and (i) debt issuance and letter of credit costs. These adjustments shall apply only with respect to applicable items acquired or incurred in transactions that qualify as business combinations pursuant to GAAP.
(3) The following items for which each event individually equals or exceeds $25 million on a pre-tax basis, except as expressly provided in (g) below:
(a) Restructuring and restructuring-related costs (in the aggregate by restructuring event), which consist of the following costs: (i) severance and benefits (including COBRA and outplacement expenses); (ii) third-party consulting and legal costs; (iii) increased security costs; (iv) acceleration of depreciation and/or amortization expense; (v) facilities and lease termination or abandonment charges; (vi) asset impairment charges and/or contract terminations; (vii) third-party business separation costs; and (viii) relocation costs as a result of an office or facility closure.
2020 Adjusted EPS shall not be adjusted for any such item that cannot specifically be tied to the restructuring event.
(b) Goodwill and indefinite- and long-lived asset impairments;
(c) Gain/losses on divestitures or non-revenue generating asset sales and associated third-party costs (e.g. bankers’ fees for the sale of a business);
(d) Impact of settlements and/or damages arising from legal or regulatory matters;
(e) The effect of changes in tax law and accounting principles;
(f) Discrete income tax expenses or benefits resulting from tax elections made in fiscal 2020;
(g) Tax items, including the effects of changes to tax law, individually exceeding $10 million that are unrelated to the fiscal year in which they are recorded; and
(4) In the event of an acquisition during fiscal 2020 with a purchase price that is greater than $5 billion, the impact on net income from such acquisition; the impact of expense (e.g. interest expense) or amortization of premiums or discounts related to debt issued or assumed by Qualcomm Incorporated or any of its subsidiaries in connection with or related to such acquisition for the fiscal year in which the acquisition closes, and if such debt is incurred in the fiscal year prior to the expected year in which such acquisitions closes, for such prior fiscal year; and the impact on investment income as a result of usage of such funds in the purchase from such acquisition.
(5) The impact of unresolved contract disputes on revenues recorded during the Performance Period (including but not limited to disputes resulting in litigation or arbitration) to the extent a licensee withholds or fails to make royalty payments or disputes the royalty payment paid, provided that, to the extent that the licensee fails to report information sufficient to determine the actual impact on revenues of the withholding or failure to make royalty payments or dispute of paid amounts, such adjustment shall be the specific amounts for each licensee that was used in determination of the Performance Target for 2020 Adjusted GAAP EPS .

The Company applies a relative weighting of 40% to 2020 Adjusted GAAP Revenues and 60% to 2020 Adjusted GAAP EPS.
1.The weighted financial performance ratio for 2020 Adjusted GAAP Revenues will be the result of 0.40 multiplied by a fraction, the numerator of which is the actual 2020 Adjusted GAAP Revenues and the denominator of which is the 2020 Adjusted GAAP Revenues Performance Target stated above.
2.The weighted financial performance ratio for 2020 Adjusted GAAP EPS will be the result of 0.60 multiplied by a fraction, the numerator of which is the actual 2020 Adjusted GAAP EPS and the denominator of which is the 2020 Adjusted GAAP EPS Performance Target stated above.
3.The resulting weighted financial performance ratios for 2020 Adjusted GAAP Revenues and 2020 Adjusted GAAP EPS will then be summed (the sum referred to as the “Weighted Financial Performance Ratio”) and the “Incentive Multiple” will be calculated according to the schedule set forth below:

Weighted Financial Performance	Incentive Multiple	Rate of Increase / Decrease to the Incentive Multiple

> 120%	2.00	The Incentive Multiple is at the maximum of 2.00 when the Weighted Financial Performance is greater than 1.20.

120%	2.00
For each one percent that Weighed Financial Performance exceeds the objective (100%), the Incentive Multiple increases by 0.05 from the target Incentive Multiple of 1.00 up to an Incentive Multiple of 2.00 when the Weighted Financial Performance is 120%.

115%	1.75
110%	1.50
105%	1.25
100%	1.00

95%	0.75
For each one percent that Weighed Financial Performance is less than the objective (100%), the Incentive Multiple decreases by 0.05 from the target Incentive Multiple of 1.00 to an Incentive Multiple of 0.00 when the Weighted Financial Performance is 80%.

90%	0.50
85%	0.25
80%	0.0

< 80%	0.0	The Incentive Multiple is zero (0.00) when the Weighted Financial Performance is less than 80%.

ATTACHMENT B
QUALCOMM INCORPORATED
Cash Incentive Compensation Repayment Policy

To the extent permitted by governing law, the Company will require an executive officer to repay to the Company the amount of any annual cash incentive bonus payment that executive officer receives to the extent that (i) the amount of such payment was based on the achievement of certain financial results that were subsequently the subject of a restatement that occurs within twelve months of such payment, (ii) the executive officer has engaged in theft, dishonesty or intentional falsification of Company documents or records that resulted in the obligation to restate, and (iii) a lower cash incentive bonus payment would have been made to the executive officer based upon the restated financial results.

Notwithstanding anything in this Policy to the contrary, an accounting judgment made in good faith and supported by reasonable interpretations of generally accepted accounting principles (“GAAP”) at the time made shall not be the basis for the Company to require any repayments under this Policy.

The executive officer’s repayment obligation under this Policy shall be in addition to, and shall in no way limit, any other remedies that the Company may have available to it, and any other actions that the Company may take, with respect to the conduct of the executive officer or in connection with the accounting restatement.

For purposes of this Policy, an “executive officer” shall be any member of the Company’s executive committee and any other officers or employees of the Company as may be designated by the Company from time to time.

The interpretation and enforcement of this Policy shall be the responsibility of the Compensation Committee of the Board of Directors of the Company.

This Policy shall be effective with respect to cash incentive compensation paid to an executive officer on or after January 1, 2009.